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                                                                     Exhibit 5.1

July 2, 1998



The Board of Directors
United Security Bancorporation
9506 North Newport Highway
Spokane, WA   99218-1200

     Re:  Legal Opinion Regarding Validity of Securities Offered

Dear Gentlemen:

     We have acted as counsel to you in connection with the preparation of a Registration Statement of Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with Securities and Exchange Commission (the "Commission") with respect to
300,000 shares of common stock, no par value per share (the "Shares"), of United Security Bancorporation a Washington corporation ("USBN" authorized for issuance under the United Security Bancorporation 1995 Incentive Stock
Option Plan (the "Plan").

     In connection with the offering of the Shares, we have examined the following: (i) the Plan, which is filed as Exhibit 10.1 to USBN's 1997 Annual Report on Form 10-K and incorporated by reference into the Registration Statement; (ii) the Registration Statement, including the remainder of the exhibits; and (iii) such other documents as we have deemed necessary to render the opinions expressed herein. As to various questions of fact material to such opinions, where relevant facts were not independently established, we have relied upon statements of officers of USBN.

     Based and relying solely upon the foregoing, we advise you that in our opinion, the Shares, or any portion thereof, when issued pursuant to the Plan, after the Registration Statement has become effective under the Act, will be validly issued under the laws of the State of Washington and will be fully paid and nonassessable.